                                                                    EXHIBIT 99.1


                                               MEDIA CONTACT:    TRICIA INGRAHAM
                                                                 330-796-8517
                                               ANALYST CONTACT:  BARB GOULD
                                                                 330-796-8576

                                               FOR IMMEDIATE RELEASE



                  GOODYEAR EARNS PROFIT FOR 2004 SECOND QUARTER

o  REPORTS NET INCOME OF $25.1 MILLION, OR 14 CENTS PER SHARE

o  INCREASES SEGMENT OPERATING INCOME BY 92 PERCENT

o  DRIVES RECORD SALES OF $4.5 BILLION

o  ACHIEVES RECORD SECOND QUARTER SALES IN NORTH AMERICAN TIRE BUSINESS

         AKRON, Ohio, August 5, 2004 - With all seven businesses profitable, The Goodyear Tire & Rubber Company today reported net income of $25.1 million (14 cents per share) for the second quarter of 2004, reflecting record sales and increased unit volume. In the second quarter of 2003, the company had a net loss of $53.0 million (30 cents per share). All per share amounts are diluted.

         Sales of $4.5 billion were a record for any quarter, and a 20.1 percent increase from $3.8 billion during the 2003 period. The increase in sales reflects improved pricing and product mix as well as higher unit volume. It also reflects the positive impact of the consolidation of two subsidiaries and the favorable impact of currency translation.

         Tire unit volume in the second quarter of 2004 was 55.0 million units, compared to 52.8 million units in the 2003 period.

         All seven of Goodyear's business units reported higher segment operating income compared to the year-ago period. Total segment operating income was $285.8 million, up 91.7 percent from last year.


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

         "With a relentless focus on delivering sustained growth and profitability to our shareholders, we have been directing our attention toward controlling costs, enhancing dealer relationships, focusing on high-margin product lines and introducing new products designed to please customers around the world," said Robert J. Keegan, Goodyear chairman and chief executive officer. "This quarter's profitable results are a direct reflection of the ongoing efforts of our associates and demonstrate that we are on the right track," he said.

         "While we still have work to do, we are pleased by the success we have achieved to date, particularly the traction we are gaining in our North American Tire business, which is reporting a quarterly profit for the first time in nearly two years," Keegan added. "The company continues to work on improving both its operating results and capital structure, however we are confident that we are executing the right strategies. We expect our year-over-year momentum to continue through the second half."

         The second quarter of 2004 includes a $327 million positive impact on sales, a 1.3 million unit increase in tire volume and a $4.4 million impact on net income resulting from the consolidation of South Pacific Tyres Ltd. (SPT), a tire manufacturer in Australia and New Zealand, and T&WA, a tire-mounting operation in the United States. These operations were consolidated in accordance with U.S. Financial Accounting Standards Board Interpretation No. 46 (FIN 46).

         The 2004 second quarter also included after-tax rationalization charges of $8.6 million (5 cents per share) and an after-tax charge of $9.0 million (5 cents per share) related to external professional fees associated with the previously disclosed accounting investigation. The quarter also included an after-tax gain of $1.7 million (1 cent per share) on asset sales.

         The company estimates the effects of currency translation had a positive impact on second quarter sales of approximately $86 million.

         Raw material cost increases of approximately $41 million offset the savings generated from rationalization actions and improved productivity.

         The second quarter of 2003 included an after-tax rationalization charge of $11.5 million (6 cents per share) and an after-tax loss of $6.2 million (3 cents per share) on asset sales.



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

         Goodyear recently announced additional plans to refinance and lengthen the maturity of one of its U.S. credit facilities and the company will continue to use specific strategies to address high levels of debt and unfunded pension obligations. In addition to further refinancing to lengthen debt maturities, Goodyear will explore potential asset sales and will ultimately seek increased equity funding to improve its credit profile.

YEAR-TO-DATE RESULTS

         Sales for the first six months of 2004 were a record $8.8 billion, an increase of 20.6 percent from $7.3 billion in the 2003 period. Tire unit volume was 110.7 million units, up from 105.4 million units a year ago.

         The net loss for the first six months of 2004 was $51.8 million (30 cents per share), compared to a loss of $249.5 million ($1.42 per share) during the year-ago period.

         The consolidation of SPT and T&WA increased tire unit volume by 3.1 million units, had a positive impact on sales of $581 million, and had a minimal impact on the net loss.

         The first six months of 2004 included the following after-tax items: a rationalization charge of $29.1 million (16 cents per share); a charge of $24.3 million (14 cents per share) related to external professional fees associated with the previously disclosed accounting investigation; an expense of $11.6 million (7 cents per share) relating primarily to a fire at a European tire manufacturing facility, and $4.9 million (3 cents per share) for accelerated depreciation primarily related to the closure of a Latin American tire manufacturing facility. The half also included an after-tax gain on sale of assets of $5.6 million (3 cents per share).

         The 2003 year-to-date period included an after-tax rationalization charge of $69.2 million (39 cents per share) and an after-tax loss on asset sales of $5.1 million (3 cents per share).

         The company estimates the effects of currency movements had a positive impact on sales of approximately $286 million during the first half.

BUSINESS SEGMENTS

         Second quarter total segment operating income was $285.8 million, an increase of 91.7 percent compared to $149.1 million in the 2003 period. For the first half, total segment operating income was $501.9 million, an increase of
162.6 percent from $191.1 million in 2003.


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

         See the note at the end of this release for further explanation and a reconciliation table.

     NORTH AMERICAN TIRE             SECOND QUARTER             SIX MONTHS
         (in millions)              2004        2003         2004         2003
     Tire Units                       25.7        25.3         50.4         50.1
     Sales                      $  1,982.0  $  1,692.0   $  3,745.5   $  3,284.2
     Segment Operating
      Income (Loss)                   30.4       (10.2)        (1.3)       (76.7)
     Segment Operating Margin          1.5%       (0.6)%       (0.0)%       (2.3)%

         North American Tire's unit volume increased 1.6 percent in the second quarter of 2004, and 0.7 percent in the first six months. Replacement volume increased 5.6 percent in the quarter and 2.4 percent in the six-month period, while shipments to original equipment customers were down 5.9 percent in the quarter and 2.7 percent in the first half compared to the 2003 periods.

         Sales were a second quarter record, increasing 17.1 percent compared to the 2003 period, and 14 percent for the first six months. Sales were positively affected by the consolidation of T&WA; favorable pricing and product mix, primarily in the replacement markets; as well as increased volume. Second quarter results were driven by sustained improvement in Goodyear-brand tires, as well as some stabilization in the company's private label business.

         Second quarter segment operating income improved significantly compared to the 2003 period due to improved pricing and product mix, as well as higher volume in the consumer replacement and commercial original equipment markets. Savings from rationalization programs partially offset higher raw material and manufacturing costs.

         Segment operating income for the first half improved 98.3 percent from 2003. Pricing and product mix, as well as volume improvements, were driven primarily by the consumer replacement and commercial original equipment tire markets, consistent with second-quarter drivers. Higher raw material costs, as well as higher manufacturing costs, were partially offset by rationalization savings.

       The consolidation of T&WA increased sales by approximately $152 million in the second quarter and $226 million in the first half. T&WA's results included in segment operating income were approximately $1.0 million for both the quarter and the half.



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


                                      -5-

   EUROPEAN UNION TIRE               SECOND QUARTER          SIX MONTHS
         (in millions)              2004        2003      2004        2003
     Tire Units                       15.4      14.9        31.7        30.7
     Sales                      $  1,061.2  $  961.4  $  2,171.9  $  1,889.7
     Segment Operating Income         56.6      37.6       125.5        62.6
     Segment Operating Margin          5.3%      3.9%        5.8%        3.3%

         European Union Tire's unit volume in the second quarter of 2004 increased 3.2 percent from 2003, and 3.1 percent for the first half. Replacement volume increased 4.1 percent for the quarter and 5 percent for the first six months. Shipments to original equipment customers were essentially flat in the second quarter and the first half.

         Sales increased 10.4 percent for a new second quarter record, and increased 14.9 percent for the six months compared to 2003 due primarily to the favorable effect of currency translation and higher volume. Improved pricing and product mix also drove the sales increase in the 2004 first half.

         The company estimates the effects of currency translation positively impacted sales by approximately $65 million in the second quarter of 2004 and $195 million in the first half.

         Segment operating income increased 50.5 percent during the second quarter and doubled for the first six months of 2004 primarily due to improved pricing and product mix, higher volume and the favorable impact of currency translation. The first half also benefited from productivity and cost reduction improvements.

   EASTERN EUROPE, MIDDLE           SECOND QUARTER        SIX MONTHS
    EAST, AFRICA TIRE
         (in millions)              2004      2003      2004      2003
     Tire Units                      4.6       4.7       9.2       8.7
     Sales                      $  300.8  $  268.6  $  583.8  $  496.0
     Segment Operating Income       45.8      34.4      88.4      55.3
     Segment Operating Margin       15.2%     12.8%     15.1%     11.1%

         Eastern Europe, Middle East and Africa Tire's unit volume in the second quarter of 2004 decreased 2.9 percent from the 2003 period, and increased 5.8 percent for the first half. Replacement volume was down 2.8 percent for the quarter, but up 5.5 percent for the half. Shipments to original equipment customers were down 3.5 percent compared to the second quarter of 2003, but up
6.9 percent for the half.

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

         Sales were up 12 percent in the quarter and 17.7 percent in the half primarily due to improved pricing and product mix, largely the result of increased sales of high performance and commercial truck tires, the impact of price increases and the favorable impact of currency translation.

         The company estimates currency translations had a positive impact on sales of approximately $20 million in the second quarter, and $48 million in the first half.

         Segment operating income improved 33.1 percent in the quarter and 59.9 percent for the half due to improved pricing and product mix, as well as higher volume.

   LATIN AMERICAN TIRE                   SECOND QUARTER        SIX MONTHS
         (in millions)                   2004      2003     2004        2003
     Tire Units                            4.6       4.4       9.6       9.1
     Sales                            $  291.4  $  258.3  $  594.0  $  490.0
     Segment Operating Income             61.5      33.8     123.0      60.4
     Segment Operating Margin             21.1%     13.1%     20.7%     12.3%

         Latin American Tire's unit volume increased 5.3 percent from the 2003 second quarter and 6.1 percent for the first half. Replacement volume was up
10.2 percent for the quarter and 11 percent for the half. Shipments to original equipment customers were down 9.2 percent for the quarter and 8.4 percent for the first six months.

         Sales were favorably impacted in both periods by price increases and improved product mix, primarily in the replacement market, as well as higher volume. In the second quarter, these factors were partially offset by the unfavorable impact of currency translation of approximately $8 million in the quarter. The effects of currency translation had a positive impact on first half sales of approximately $9 million.

         Segment operating income increased significantly in both periods of 2004 due to improved pricing, product mix and volume, as well as savings from cost reduction programs.

   ASIA/PACIFIC TIRE                SECOND QUARTER      SIX MONTHS
         (in millions)              2004     2003    2004        2003
     Tire Units                      4.7      3.5       9.8       6.8
     Sales                      $  327.0    149.1  $  649.6  $  289.8
     Segment Operating Income       16.3     12.7      26.6      25.9
     Segment Operating Margin        5.0%     8.5%      4.1%      8.9%


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

         Asia/Pacific Tire's unit volume was up 36.9 percent from the 2003 second quarter, and 44.3 percent for the first half of the year, driven largely by the consolidation of SPT. Replacement volume increased 45.6 percent for the quarter and 59.4 percent for the half. Shipments to original equipment customers increased 18.8 percent for the quarter, and 13.9 percent for the first six months.

         Sales increased compared to the 2003 periods due primarily to the consolidation of SPT. Improved pricing and product mix also had a positive impact on sales during the quarter and half. The favorable impact of currency translation on first-half sales was approximately $9 million.

         Segment operating income increased for both the quarter and the half compared to 2003 due to improved pricing and product mix, as well as lower manufacturing costs due to improved productivity. The consolidation of SPT had a slightly favorable impact on the quarter.

         The consolidation of SPT increased units by 1.3 million in the second quarter and 3.1 million in the first half, and increased sales by approximately $173 million in the quarter and $353 million in the half. The impact on segment operating income was an approximately $1.0 million increase in the second quarter, with a minimal decrease in the first half.

   ENGINEERED PRODUCTS               SECOND QUARTER            SIX MONTHS
         (in millions)              2004        2003        2004        2003
     Sales                      $    368.1  $    299.0  $    712.7  $    590.9
     Segment Operating Income         32.2        20.2        54.6        11.6
     Segment Operating Margin          8.7%        6.8%        7.7%        2.0%

         Engineered Products' sales in the second quarter of 2004 increased 23.1 percent due largely to higher volume and favorable product mix related to military, original equipment and replacement sales. Strong military, industrial and original equipment sales drove the 20.6 percent increase in sales during the first half. Currency translation favorably impacted sales by approximately $5 million in the quarter and $22 million in the first half.

         Segment operating income increased in both periods due to higher volume, primarily in the military business. Savings from rationalization actions also improved segment operating income in the second quarter.

   CHEMICAL PRODUCTS                 SECOND QUARTER            SIX MONTHS
         (in millions)               2004       2003        2004        2003
     Sales                      $    377.0  $    303.6  $    735.0  $    603.1
     Segment Operating Income         43.0        20.6        85.1        52.0
     Segment Operating Margin         11.4%        6.8%       11.6%        8.6%


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

         Chemical Products' sales increased in both the quarter and the half due to higher volume and higher selling prices resulting primarily from the pass through of increased raw material and energy costs.

         Segment operating income increased significantly in both periods due to improved price and mix, higher volume and plant efficiencies.

         The company announced last month that it has concluded its exploration into the possible sale of the Chemicals Business, determining that the business remains more valuable to Goodyear and its stakeholders if retained than if sold.

CONFERENCE CALL

         Goodyear will hold an investor conference call at 9 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.

         Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer.

         Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. A taped replay of the conference call will be available at 2 p.m. today by calling (706) 634-4556. The call replay will also remain available on the Web site.

         Goodyear is the world's largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries around the world. Goodyear employs about 86,000 people worldwide.

         Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the ongoing investigation by the SEC regarding Goodyear's accounting restatement. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended June 30, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In millions, except per share)                  SECOND QUARTER               SIX MONTHS
                                                  ENDED JUNE 30              ENDED JUNE 30
                                                 2004        2003          2004         2003
NET SALES                                   $   4,508.9  $   3,753.3  $   8,799.8  $   7,299.1
  Cost of Goods Sold                            3,582.8      3,038.8      7,048.5      6,001.6
  Selling, Administrative and
    General Expense                               689.7        594.0      1,374.6      1,165.3
  Rationalizations                                 10.0         15.4         33.8         76.1
  Interest Expense                                 87.0         82.4        171.2        140.8
  Other (Income) Expense                           37.5         29.4         80.6         73.0
  Foreign Currency Exchange                        (2.2)        18.1          3.7         19.0
  Equity in (Earnings) Loss of Affiliates          (1.9)         0.9         (3.7)         4.3
  Minority Interest in
    Net Income of Subsidiaries                     20.3         13.3         26.6         23.5
                                             ----------   ----------   ----------   ----------

INCOME (LOSS) BEFORE INCOME TAXES                  85.7        (39.0)        64.5       (204.5)

  United States and Foreign Taxes
    on Income                                      60.6         14.0        116.3         45.0
                                             ----------   ----------   ----------   ----------
NET INCOME (LOSS)                           $      25.1  $     (53.0) $     (51.8) $    (249.5)
                                             ==========   ==========   ==========   ==========

NET INCOME (LOSS) PER SHARE OF
COMMON STOCK - BASIC                        $      0.14  $     (0.30) $     (0.30) $     (1.42)
                                             ==========   ==========   ==========   ==========

Average Shares Outstanding                        175.3        175.3        175.3        175.3

NET INCOME (LOSS) PER SHARE OF
COMMON STOCK - DILUTED                      $      0.14  $     (0.30) $     (0.30) $     (1.42)
                                             ==========   ==========   ==========   ==========

Average Shares Outstanding                        176.8        175.3        175.3        175.3



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

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (unaudited)

(In millions)                                                                           JUNE 30        DEC. 31
                                                                                          2004          2003
ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents                                                           $   1,300.6  $   1,541.0
  Restricted Cash                                                                            85.1         23.9
  Accounts and Notes Receivable, less allowance - $131.4 ($128.2 in 2003)                 3,148.8      2,621.5
  Inventories                                                                             2,677.8      2,465.0
  Prepaid Expenses and Other Current Assets                                                 263.5        336.7
                                                                                       ----------   ----------
TOTAL CURRENT ASSETS                                                                      7,475.8      6,988.1

Long Term Accounts and Notes Receivable                                                     226.5        255.0
Investments in Affiliates                                                                    34.9        177.5
Other Assets                                                                                 83.3         74.9
Goodwill                                                                                    624.6        622.5
Other Intangible Assets                                                                     146.8        161.8
Deferred Income Taxes                                                                       397.5        397.5
Prepaid and Deferred Pension Cost                                                           865.3        868.3
Deferred Charges                                                                            245.9        252.7
Properties and Plants, less Accumulated Depreciation -  $7,321.5 ($7,246.8 in 2003)       5,161.2      5,207.2
                                                                                       ----------   ----------
TOTAL ASSETS                                                                          $  15,261.8  $  15,005.5

LIABILITIES
CURRENT LIABILITIES:
  Accounts Payable - Trade                                                            $   1,688.1  $   1,572.9
  Compensation and Benefits                                                               1,050.2        983.1
  Other Current Liabilities                                                                 526.5        572.2
  United States and Foreign Taxes                                                           356.7        306.1
  Notes Payable                                                                             145.3        137.7
  Long Term Debt due within One Year                                                      1,195.8        113.5
                                                                                       ----------   ----------
TOTAL CURRENT LIABILITIES                                                                 4,962.6      3,685.5
Long Term Debt and Capital Leases                                                         3,916.0      4,826.2
Compensation and Benefits                                                                 4,639.5      4,540.4
Other Long Term Liabilities                                                               1,117.8      1,140.8
Minority Equity in Subsidiaries                                                             773.4        825.7
                                                                                       ----------   ----------
TOTAL LIABILITIES                                                                        15,409.3     15,018.6

SHAREHOLDERS' EQUITY
Preferred Stock, no par value:
  Authorized 50 shares, unissued                                                               --           --
Common Stock, no par value:
  Authorized 300 shares
  Outstanding Shares - 175.3 (175.3 in 2003)
    After Deducting 20.3 Treasury Shares (20.4 in 2003)                                     175.3        175.3
Capital Surplus                                                                           1,390.3      1,390.2
Retained Earnings                                                                           928.6        980.4
Accumulated Other Comprehensive Income (Loss)                                            (2,641.7)    (2,559.0)
                                                                                       ----------   ----------
TOTAL SHAREHOLDERS' EQUITY                                                                 (147.5)       (13.1)
                                                                                       ----------   ----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                           $  15,261.8  $  15,005.5
                                                                                       ==========   ==========




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

         TOTAL SEGMENT OPERATING INCOME RECONCILIATION TABLE (UNAUDITED)


(In millions)                                                         SECOND QUARTER        SIX MONTHS
                                                                       ENDED JUNE 30       ENDED JUNE 30

                                                                       2004     2003       2004     2003

     TOTAL SEGMENT OPERATING INCOME                                 $  285.8  $  149.1  $  501.9  $  191.1
      Rationalizations and asset sales                                  (7.6)    (29.8)    (27.3)    (89.1)
      Accelerated depreciation charges
        and asset writeoffs                                             (0.6)     (0.7)     (4.9)     (8.2)
      Interest Expense                                                 (87.0)    (82.4)   (171.2)   (140.8)
      Foreign Currency Exchange                                          2.2     (18.1)     (3.7)    (19.0)
      Minority Interest in Net Income of Subsidiaries                  (20.3)    (13.3)    (26.6)    (23.5)
      Inter-SBU income                                                 (31.7)    (18.2)    (64.5)    (36.0)
      Financing fees and financial instruments                         (28.1)    (25.1)    (61.7)    (53.1)
      Equity in earnings (loss) of affiliates                            0.7      (2.2)      0.6      (6.4)
      General and product liability, discontinued products             (12.1)      9.1     (19.8)    (10.0)
      Expenses for insurance fire loss deductible                         --        --     (11.7)       --
      Professional fees associated with restatement                     (9.0)       --     (24.3)       --
      Other                                                             (6.6)     (7.4)    (22.3)     (9.5)
                                                                     -------   -------   -------   -------
      Income (loss) before Income Taxes                                 85.7     (39.0)     64.5    (204.5)
      United States and Foreign Taxes on loss                          (60.6)    (14.0)   (116.3)    (45.0)
     NET INCOME (LOSS)                                              $   25.1  $  (53.0) $  (51.8) $ (249.5)
                                                                     =======   =======   =======   =======

Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company's strategic business units ("SBUs") and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU's segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."



                                      - 0 -